Exhibit (a)(5)(ii)

Geeknet, Inc. Announces Preliminary Results of Self Tender Offer

Fairfax, Virginia — July 16, 2013 — Geeknet, Inc. (Nasdaq: GKNT) today announced the preliminary results of its previously announced modified “Dutch auction” tender offer to purchase up to 400,000 shares of its common stock at a price of not less than $12.00 and not more than $14.00 per share, which expired at12:00 Midnight, New York City time, on July 15, 2013. Based on a preliminary count by the depositary for the tender offer, a total of 53,840 shares of Geeknet common stock were properly tendered and not properly withdrawn in the tender offer at or below a price of $14.00 per share (or by shareholders electing to tender at the ultimate purchase price determined under the tender offer terms), as well as 44 shares that were tendered through notices of guaranteed delivery.

Accordingly, based on the preliminary results, Geeknet expects to purchase 53,884 shares for a total cost of $754,376, excluding fees and expenses relating to the tender offer. These shares represent approximately 0.81% of the shares outstanding as of July 15, 2013. Geeknet anticipates that the tender offer will not be subject to proration.

The number of shares to be purchased and the price per share are preliminary and subject to change for a number of reasons, including if some or all of the shares tendered through notices of guaranteed delivery are not delivered within the three business day settlement period. The determination of the final number of shares to be purchased and the final price per share is subject to confirmation by the depositary. The final results of the tender offer will be announced following expiration of the notice of guaranteed delivery period and completion of the confirmation process. Payment for the shares accepted for purchase under the tender offer, and return of shares tendered and not purchased, will occur promptly.

Geeknet may purchase additional shares in the future in the open market subject to market conditions and private transactions, tender offers or otherwise. Under applicable securities laws, however, Geeknet may not repurchase any shares until July 29, 2013. Whether Geeknet makes additional repurchases in the future will depend on many factors, including the number of shares purchased in this tender offer, its business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and other factors the company considers relevant.

Computershare Trust Company, N.A. is the depositary for the tender offer, and Georgeson Inc. is the information agent. Questions regarding the tender offer should be directed to the information agent at (866) 482-5026 (toll free) or (800) 223-2064 (banks and brokers).

About Geeknet, Inc.

ThinkGeek, a wholly owned subsidiary of Geeknet, Inc. (NASDAQ: GKNT), is the premier retailer for the global geek community. Since 1999, ThinkGeek has sought to provide tech, gadget, and toy-obsessed communities with all the things geeks crave. ThinkGeek was founded to serve the distinct needs and interests of technology professionals and enthusiasts and today has grown to become the first choice for innovative and imaginative products that appeal to the geek in everyone. Want to learn more? Check out thinkgeek.com or geek.net.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. These statements are based on our current expectations and involve risks and uncertainties. Actual results may differ materially from those expressed or implied in such forward-looking statements due to various factors. Investors should consult our filings with the Securities and Exchange Commission, sec.gov, including the risk factors section of our Annual Report on Form 10-K for the year ended December 31, 2012, for further information regarding risks of our business. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we do not assume any obligations to update such statements or the reasons why actual results could differ materially from those projected in such statements.